                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


                        Date of Report: February 4, 1999

                         Commission File No. 001-13783


                      INTEGRATED ELECTRICAL SERVICES, INC.
             (Exact name of registrant as specified in its charter)


               DELAWARE                                 76-0542208
  (State or other jurisdiction of          (I.R.S. Employer Identification No.)
  incorporation or organization)


                             515 Post Oak Boulevard
                                   Suite 450
                                 Houston, Texas       77027-9408
         (Address of principal executive offices)     (zip code)


       Registrant's telephone number, including area code: (713) 860-1500

ITEM 5. OTHER EVENTS

     Integrated Electrical Services, Inc., a Delaware corporation (the "Company") is a leading national provider and consolidator of electrical contracting and maintenance services, focusing primarily on the commercial, industrial, residential, powerline and data communication markets. In connection with its business acquisitions, the Company plans to offer shares of the Company's Common Stock, $.01 par value per share (the "Common Stock") pursuant to its Registration Statement on Form S-1 (Registration No. 333-45479). In order to comply with the disclosure requirements of the Securities and Exchange Commission regarding the financial statements of businesses acquired or to be acquired, the Company is filing this Current Report containing the following audited and pro forma financial statements.

     (a)  Financial Statements of Businesses Acquired
          See Pages 2 through 51

     (b)  Pro Forma Financial Information
          See Pages 52 through 56

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
PRIMO ELECTRIC COMPANY - FINANCIAL STATEMENTS FOR
  THE YEAR ENDED APRIL 30, 1998 AND FOR PRIMO ELECTRIC COMPANY AND
  PRIMENET, LLC FOR THE EIGHT MONTHS ENDED DECEMBER 31, 1998
  AND 1997 (UNAUDITED)
Report of Independent Certified Public Accountants ........................   2
Balance Sheets ............................................................   3
Statements of Income and Retained Earnings/Member's Equity ................   5
Statements of Cash Flows ..................................................   6
Notes to Financial Statements .............................................   8

KAYTON ELECTRIC, INC. - FINANCIAL STATEMENTS FOR THE YEAR
  ENDED DECEMBER 31, 1997 AND NINE MONTHS ENDED SEPTEMBER 30,
  1998 AND 1997 (UNAUDITED)
Independent Auditors' Report ..............................................  15
Balance Sheets ............................................................  16
Statements of Earnings and Retained Earnings ..............................  17
Statements of Cash Flows ..................................................  18
Notes to Financial Statements .............................................  19


BACHOFNER ELECTRIC, INC. - FINANCIAL STATEMENTS FOR THE YEAR
  ENDED DECEMBER 31, 1997 AND TEN MONTHS ENDED OCTOBER 31, 1997 AND
  1998 (UNAUDITED)
Independent Auditors' Report ..............................................  24
Balance Sheets ............................................................  25
Statements of Operations ..................................................  26
Statements of Changes in Stockholders' Equity .............................  27
Statements of Cash Flows ..................................................  28
Notes to Financial Statements .............................................  29

PCX CORPORATION - FINANCIAL STATEMENTS FOR THE YEAR ENDED
  DECEMBER 31, 1997 AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998
  (UNAUDITED)
Report of Independent Public Accountants ..................................  39
Balance Sheets ............................................................  40
Statements of Operations ..................................................  41
Statements of Stockholders' Equity ........................................  42
Statements of Cash Flows ..................................................  43
Notes to Financial Statements .............................................  44

INTEGRATED ELECTRIC SERVICES, INC. - UNAUDITED PRO FORMA
  FINANCIAL STATEMENTS
Basis of Presentation .....................................................  52
Unaudited Pro Forma Balance Sheet as of September 30, 1998 ................  53
Unaudited Pro Forma Statement of Operations for the Year
  ended September 30, 1998 ................................................  54
Notes to Unaudited Pro Forma Financial Statements .........................  55

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



     TO THE STOCKHOLDERS AND
     BOARD OF DIRECTORS
     PRIMO ELECTRIC COMPANY
     2340 Monumental Avenue
     Baltimore, Maryland  21227


     We have audited the accompanying balance sheet of Primo Electric Company as of April 30, 1998 and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Primo Electric Company as of April 30, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



                            Hertzbach & Company P.A.
                          Certified Public Accountants


     Baltimore, Maryland
     July 14, 1998

PRIMO ELECTRIC COMPANY - APRIL 30, 1998
PRIMO ELECTRIC COMPANY AND PRIMENET, LLC - DECEMBER 31, 1998 (COMBINED)

BALANCE SHEETS


                                                          April 30,       December 31,
                                                            1998             1998
                                                          (Audited)       (Unaudited)
                                                         ------------     ------------
Assets

CURRENT ASSETS

Cash                                                     $    655,509     $  1,334,557
Marketable Equity Securities And Investments                1,327,111        1,586,407
Accounts Receivable-Contracts                               4,925,977        3,497,555
Accounts Receivable-Other                                       4,223               --
Inventory                                                      18,670           54,165
Loans Receivable-Officers                                          --          495,300
Loans Receivable-Employees                                     38,693               --
Refundable Income Taxes                                        39,000               --
Incurred Direct Costs And Earned Projected Gross
  Profit in Excess of Billings On Uncompleted
  Contracts                                                   399,903        1,032,232
Prepaid Expenses And Refundable Deposits                       36,029           53,511
                                                         ------------     ------------

  Total Current Assets                                      7,445,115        8,053,727
                                                         ------------     ------------


PROPERTY AND EQUIPMENT
  Vehicles                                                    840,435        1,197,990
  Leasehold Improvements                                       59,188           69,406
  Office Furniture And Fixtures                               293,826          359,384
  Equipment                                                   205,331          338,130
                                                         ------------     ------------

                                                            1,398,780        1,964,910
Less: Accumulated Depreciation                                650,036          773,541
                                                         ------------     ------------

  Total Property and Equipment                                738,744        1,191,369
                                                         ------------     ------------

OTHER ASSETS
  Cash Surrender Value-Life Insurance                         140,772          140,772
                                                         ------------     ------------

    Total Other Assets                                        140,772          140,772
                                                         ------------     ------------

TOTAL ASSETS                                             $  8,334,631     $  9,385,868
                                                         ============     ============

PRIMO ELECTRIC COMPANY - APRIL 30, 1998
PRIMO ELECTRIC COMPANY AND PRIMENET, LLC - DECEMBER 31, 1998 (COMBINED)

BALANCE SHEETS - CONTINUED


                                                                April 30,       December 31,
                                                                  1998             1998
                                                                (Audited)       (Unaudited)
                                                               ------------     ------------
Liabilities, Stockholders' Equity,
  And Members' Equity

CURRENT LIABILITIES


  Accounts Payable                                             $  1,048,259     $  1,150,296
  Notes Payable - Line of Credit                                  1,059,012          709,750
  Current Maturities Of Long-Term Debt                                   --           28,508
  Loans Payable-Officers                                            213,920           19,264
  Security Deposits                                                      --               --
  Payroll Taxes Payable                                             238,496           88,566
  Billings in Excess Of Incurred Direct Costs And Earned
    Projected Gross Profit on Uncompleted Contracts               2,137,909          878,821
  Accrued Income Taxes - Current And Deferred                       412,920        1,464,560
  Accrued Expenses                                                  634,885          183,780
                                                               ------------     ------------

  Total Current Liabilities                                       5,745,401        4,523,545
                                                               ------------     ------------

LONG TERM DEBT, LESS CURRENT MATURITIES                                  --          114,036
                                                               ------------     ------------

STOCKHOLDERS AND MEMBERS' EQUITY
  Common Stock                                                        5,000            5,000
  Retained Earnings                                               2,584,230        4,583,470
  Members' Equity                                                        --          159,817
                                                               ------------     ------------

  Total Stockholders' Equity and Members' Equity                  2,589,230        4,748,287
                                                               ------------     ------------

TOTAL LIABILITIES, STOCKHOLDERS EQUITY, AND
  MEMBERS' EQUITY                                              $  8,334,631     $  9,385,868
                                                               ============     ============

PRIMO ELECTRIC COMPANY - APRIL 30, 1998
PRIMO ELECTRIC COMPANY AND PRIMENET, LLC - DECEMBER 31, 1998 (COMBINED)

Statements of Income and
Retained Earnings/Members' Equity


                                                                  For The          For The
                                                 For The        Eight Months     Eight Months
                                                Year Ended        Ended             Ended
                                                April 30,       December 31,     December 31,
                                                  1998             1998             1997
                                                (Audited)       (Unaudited)      (Unaudited)
                                               ------------     ------------     ------------
Earned Construction Income                     $ 16,795,775     $ 17,156,356     $ 10,593,876

Applicable Direct Costs                          13,387,357       11,628,002        6,970,490
                                               ------------     ------------     ------------

Gross Profit From Contracts                       3,408,418        5,528,354        3,623,386

General And Administrative Expenses               2,907,221        2,364,215        1,966,960
                                               ------------     ------------     ------------

Operating Income                                    501,197        3,164,139        1,656,426

Other Income                                        201,491          175,062          126,167
                                               ------------     ------------     ------------

                                                    702,688        3,339,201        1,782,593

Other Expenses                                      187,416           70,111           76,765
                                               ------------     ------------     ------------

                                                    515,272        3,269,090        1,705,828

Net Unrealized Gain
On Marketable Equity Securities                     173,083               --               --
                                               ------------     ------------     ------------

Income Before Income Taxes                          688,355        3,269,090        1,705,828
                                               ------------     ------------     ------------

Provision For Income Taxes                          282,124        1,210,033          658,791
                                               ------------     ------------     ------------

Net Income
     Primo Electric Company                         406,231        1,999,240        1,047,037
     Primenet, LLC                                       --           59,817               --
                                               ------------     ------------     ------------

                                                    406,231        2,059,057        1,047,037

Retained Earnings-Beginning Of Year/Period
     Primo Electric Company                       2,177,999        2,584,230        2,177,999

Members' Equity-Beginning Of Period
     Primenet, LLC                                       --          100,000               --
                                               ------------     ------------     ------------
                                               $  2,585,230     $  2,684,230     $  3,225,036
                                               ============     ============     ============

PRIMO ELECTRIC COMPANY - APRIL 30, 1998
PRIMO ELECTRIC COMPANY AND PRIMENET, LLC - DECEMBER 31, 1998 (COMBINED)

STATEMENTS OF CASH FLOWS

                                                                                              For The Eight Months Ended
                                                                                                    December 31,
                                                                    For The Year Ended    ----------------------------------
                                                                         April 30,            1998                 1997
                                                                           1998           --------------      --------------
CASH FLOWS FROM OPERATING ACTIVITIES                                     (Audited)         (Unaudited)         (Unaudited)
                                                                    ------------------    --------------      --------------
Net Income                                                            $    406,231      $    2,059,057      $    1,047,037
Adjustments To Reconcile Net Income To Net Cash
   Provided By Operating Activities:
   Depreciation                                                            172,960             123,505              73,801
   Deferred Income Taxes                                                   156,531                  --                  --
   Net Realized Loss On Sale Of Marketable Equity Securities                65,499                  --                  --
   Net Unrealized (Gain) On Marketable Equity Securities                  (173,083)                 --                  --
   Purchases Of Marketable Equity Securities                              (804,596)           (259,296)           (199,739)
   Proceeds From Sale Of Marketable Equity Securities                      585,225                  --                  --
   (Increase) Decrease in Operating Assets:
     Accounts Receivable - Contracts                                    (2,535,970)          1,428,422          (1,296,189)
     Accounts Receivable - Other                                            (2,343)              4,223               1,880
     Inventory                                                              26,617             (36,495)            (16,396)
     Loans Receivable - Employees                                          (26,109)             38,693              12,584
     Refundable Income Taxes                                               (32,435)             39,000               6,565
     Incurred Direct Costs And Earned Projected Gross Profit
     In Excess Of Billings On Uncompleted Contracts                       (204,796)           (632,329)             29,685
     Prepaid Expenses And Refundable Deposits                               (4,487)            (17,482)            (39,146)
   Increase (Decrease) In Operating Liabilities
     Accounts Payable                                                      573,887             102,037             480,984
     Security Deposits                                                          --                  --              (1,170)
     Payroll Taxes Payable                                                 234,928            (149,930)             62,649
     Billings In Excess Of Incurred Direct Costs And Earned
     Projected Gross Profit On Uncompleted Contracts                     1,180,993          (1,259,088)           (229,919)
     Income Taxes Payable                                                   16,928           1,051,640             569,626
     Accrued Expenses                                                      534,885            (451,105)            205,015
                                                                      --------------      --------------      --------------

Net Cash Provided By Operating Activities                                  170,865           2,041,852             707,267
                                                                      --------------      --------------      --------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Net Purchases Of Property And Equipment                                 (464,191)           (566,130)           (188,156)
  Cash Surrender Value - Life Insurance                                    (17,456)                 --                  --
  Capital Investment In Primenet, LLC                                           --             100,000                  --
  Decrease (Increase) In Loan Receivable - Officers                        161,079            (495,300)           (200,346)
                                                                      --------------      --------------      --------------

Net Cash Used In Investing Activities                                     (320,568)           (961,430)           (388,502)
                                                                      --------------      --------------      --------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net (Repayments) Proceeds Notes Payable - Line Of Credit                 475,860            (349,262)           (469,712)
  Net Proceeds On Long-Term Debt                                                --             142,644                  --
  Net Proceeds (Repayments) From Loans Payable - Officers                  167,156            (194,656)             (7,500)
                                                                      --------------      --------------      --------------

Net Cash Provided By (Used In) Financing Activities                        643,016            (401,374)           (477,212)
                                                                      --------------      --------------      --------------

NET INCREASE (DECREASE) IN CASH                                            493,313             679,048            (158,447)
CASH - BEGINNING OF YEAR/PERIOD                                            162,196             655,509             162,196
                                                                      --------------      --------------      --------------
CASH - END OF YEAR/PERIOD                                             $    655,509        $  1,334,557        $      3,749
                                                                      ==============      ==============      ==============

PRIMO ELECTRIC COMPANY - APRIL 30, 1998
PRIMO ELECTRIC COMPANY AND PRIMENET, LLC - DECEMBER 31, 1998(COMBINED)

Statements of Cash Flows - Continued                                For The Eight Months Ended
                                                                          December 31,
                                              For the Year Ended    --------------------------
                                                   April 30,            1998          1997
                                                     1998           -----------    -----------
                                                  (Audited)         (Unaudited)    (Unaudited)
                                              ------------------    -----------    -----------
SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION
  Cash Paid During The Year For:
    Interest                                       $  41,660         $ 29,557        $ 36,111

    Income Taxes                                   $ 141,100         $ 46,500        $ 29,598

================================================================================
                             PRIMO ELECTRIC COMPANY
                          NOTES TO FINANCIAL STATEMENTS


--------------------------------------------------------------------------------
APRIL 30, 1998
--------------------------------------------------------------------------------



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS - Primo Electric Company (Company) was incorporated in the state of Maryland on May 1, 1968. The Company is engaged in commercial electrical contracting, primarily in the greater Baltimore metropolitan region. The accompanying financial statements include the operations of PrimeNet, a division of the Company which began operations in August, 1996. PrimeNet is engaged in the business of design, installation and servicing of communication and data transmission systems, primarily for hospitals, universities and colleges in the greater Baltimore Washington metropolitan area. The PrimeNet division generated approximately 37% of the Company's revenues for the year ended April 30, 1998.

     LONG-TERM CONSTRUCTION CONTRACTS - For financial reporting purposes, the Company records income on its long-term construction contracts on the percentage-of-completion method of accounting. Contract costs and estimated earnings are recognized as work on the contracts progresses, based upon the percentage that direct costs to date bear to total estimated direct costs. Billings on contracts not having sufficient progress are recognized to the extent of direct costs incurred and direct costs incurred on contracts not having sufficient progress to be billed are deferred. Cost and earnings estimates are revised and reflected as of the accounting period in which the facts which require the revision become known. Projected losses, if any, are provided for in their entirety. Contract costs include direct costs of construction and those indirect costs related to contract performance. Selling, general and administrative costs are charged to operations as incurred.

     ACCOUNTS RECEIVABLE - Management is of the opinion that all of the Company's accounts receivable are fully collectible and no allowance for doubtful accounts is required.

     PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. The cost of repairs and maintenance is charged to operations as incurred. Major renewals, betterments, and additions are capitalized. When assets are sold or otherwise disposed of, the cost of the assets and related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income.

     Depreciation is computed using the following methods over the estimated useful lives of the assets.

                   Class                               Method
                   -----                               ------
              Vehicles                              Accelerated
              Leasehold Improvements                Straight-Line
              Office Furniture And Fixtures         Accelerated
              Equipment                             Accelerated

     INCOME TAXES - The Company reports profits and losses on its long-term construction contracts for income tax purposes on the completed contract method of accounting. Under this method, income and related costs are recognized only when a contract is fully completed, billed and accepted. Provision is made on the financial statements for deferred income taxes applicable to temporary differences between income recognized for financial reporting purposes and income recognized for income tax purposes under the asset/liability method. The principal sources of taxable and deductible temporary differences are different reporting methods for long-term construction contracts and marketable equity securities. Deferred income taxes are classified as current or noncurrent depending upon the balance sheet classification of the related asset or liability.

================================================================================
                             PRIMO ELECTRIC COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

--------------------------------------------------------------------------------
APRIL 30, 1998




1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     INVENTORY - Inventory, primarily materials and supplies, is valued at cost. Cost is determined by the first-in, first-out method.

     ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management's estimates.

     CONCENTRATION OF CREDIT RISK - The Company maintains cash balances at several area financial institutions. Accounts at each institution are insured by agencies of the federal government up to $100,000. Cash balance at April 30, 1998 exceeded insured limits by $445,177.

     STATEMENTS OF CASH FLOWS - For the purpose of these statements, the Company considers all highly liquid investments, including certificates of deposit whose terms do not effectively restrict withdrawal, to be cash equivalents.

     ADVERTISING - The Company expenses the cost of advertising the first time the advertising takes place. Advertising costs amounted to $44,081 for the year ended April 30, 1998.


2.   MARKETABLE EQUITY SECURITIES

     All of the Company's marketable equity securities have been classified as trading securities and are being carried at fair value with unrealized gains and losses included in earnings.

     Sales of marketable equity securities resulted in a net realized loss of $65,499 for the year ended April 30, 1998. Realized gains and losses are determined using the first-in, first-out (FIFO) method.


3.   LIFE INSURANCE

     The Company is the owner and beneficiary of various life insurance policies on the lives of key employees.

                          Face Amount    Cash Surrender
       Insured            Of Policy         Value
       -------            -----------    --------------
     Primo China          $ 70,000        $ 82,068
     Primo China           200,000          45,184
     Richard China         500,000           7,132
     R. Manns              100,000           1,838
     C. Meadows            100,000           2,083
     R. Eller              100,000           2,467
                                         --------------

                                          $140,772
                                         ==============

================================================================================
                             PRIMO ELECTRIC COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

--------------------------------------------------------------------------------
APRIL 30, 1998




4.   INCOME TAXES

     CURRENT INCOME TAXES - For the year ended April 30, 1998, the Company incurred a liability for federal and state income taxes as follows:

                                                    1998
                                                 ---------
Federal Income Taxes                             $      --
Federal Alternative Minimum Tax                    129,441
Alternative Minimum Tax Credit                          --
State Income Taxes                                      --
                                                 ---------
                                                   129,441

Reduction In Income Taxes:
 Prior Year Over Accrual                            (3,848)
                                                 ---------

Current Income Tax Expense                         125,593
                                                 ---------

Estimated Payments
  Federal                                           78,000
  State                                             39,000
Prior Year Over Accrual                             (3,848)
Prior Year Under Accrual                                --
                                                 ---------

                                                   113,152
                                                 ---------

Net Income Taxes Payable                         $  12,441
                                                 =========

Federal Income Taxes Payable (Refundable)        $  51,441
State Income Taxes Payable (Refundable)            (39,000)
                                                 ---------

Net Income Taxes Payable                         $  12,441
                                                 =========

================================================================================
                             PRIMO ELECTRIC COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

--------------------------------------------------------------------------------
APRIL 30, 1998




4.   INCOME TAXES (CONTINUED)

     CARRYFORWARDS - The Company has available to reduce future federal income tax liabilities an alternative minimum tax credit carryforward in the amount of $150,521 at April 30, 1998, which may be utilized by the Company in years in which it is not subject to alternative minimum tax. The Company also has a capital loss carryover in the amount of $87,503 which may be used to reduce future taxable income. These carryforwards are being used to reduce deferred income taxes as shown below.

     DEFERRED INCOME TAXES - Differences between income and costs recognized for financial reporting and income tax purposes have generated deferred income taxes as follows:

                                                            1998
                                                          --------
     Total Deferred Tax Liabilities                       $545,793
                                                          --------

     Deferred Tax Assets, Excluding Alternative
      Minimum Tax Credit Carryforwards, Capital Loss
      Carryforwards                                             --
     Capital Loss Carryforwards                             33,793
     Alternative Minimum Tax Credit Carryforward           150,521
                                                          --------

     Total Deferred Tax Assets                             184,314
     Less:  Valuation Allowance                                 --
                                                          --------
                                                           184,314
                                                          --------
     Net Deferred Tax Liabilities                         $361,479
                                                          ========

     Deferred Income Taxes - Beginning Of Year            $204,948

     (Benefit) Provision For Deferred Income Taxes         156,531
                                                          --------

     Deferred Income Taxes - End Of Year                  $361,479
                                                          ========


5.   NOTES PAYABLE - LINE OF CREDIT

     The Company has available a $500,000 line of credit from Farmers' Bank. Borrowings under the line bear interest at a varying rate and are secured by accounts receivable and marketable equity securities. There was an outstanding balance of $492,262 at April 30, 1998.

     The Company has available at April 30, 1998 a $750,000 line of credit from Mercantile Safe Deposit and Trust Company. The line bears interest at a varying rate and is secured by a first lien on all accounts receivable and the personal guaranty of Richard L. China. There was an outstanding balance due of $566,750 at April 30, 1998.

     Interest expense on all of the Company's obligations amounted to $41,650 for the year ended April 30, 1998.

================================================================================
                             PRIMO ELECTRIC COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

--------------------------------------------------------------------------------
APRIL 30, 1998




6.   LEASE AGREEMENTS

     The Company leases its premises on a monthly basis, currently $8,500 per month, from Mr. Primo China. Rent and associated facilities costs for the year ended April 30, 1998 amounted to $125,880.


7.   PROFIT SHARING AND DEFERRED COMPENSATION PLANS

     The Company maintains a profit sharing plan covering substantially all full time employees. Contributions, if any, are at the sole discretion of management. No contributions were made for the year ended April 30, 1998.

     The Company adopted a deferred compensation plan (401(k)) covering substantially all of its permanent employees during the year ended April 30, 1991. The arrangement is in the form of a salary reduction agreement between eligible employees and the employer under which a contribution is made by the employer if the employee chooses to participate. Company contributions under the 401(k) arrangement for the year ended April 30, 1998 were $37,667.


8.   LOANS PAYABLE - OFFICERS

     The amount of $213,920 in the accompanying financial statements at April 30, 1998 represents unsecured non interest bearing loan due to the Company's officers and stockholders.

================================================================================
                             PRIMO ELECTRIC COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

--------------------------------------------------------------------------------
APRIL 30, 1998




9.   UNCOMPLETED CONTRACTS

     Earned income on uncompleted contracts is based upon the Company's projected estimated gross profit upon completion of the individual contracts. The Company's uncompleted contracts at April 30, 1998 are presented below based upon actual direct costs to date and estimated direct costs to complete, as follows:

                                                            1998
                                                        ------------
     Costs Incurred To Date                             $ 10,568,905
     Estimated Gross Profit Earned To Date                 2,908,310
                                                        ------------

                                                          13,477,215
     Less:  Billings To Date                              15,215,221
                                                        ------------

                                                        $ (1,738,006)
                                                        ============

     Included In Accompanying Balance Sheets Under
      The Following Captions:
      Incurred Direct Costs And Earned Projected
        Gross Profit In Excess Of Billings On
        Uncompleted Contracts                           $    399,903

       Billings In Excess Of Incurred Direct Costs
        And Earned Projected Gross Profit On
        Uncompleted Contracts                             (2,137,909)
                                                        ------------

                                                        $ (1,738,006)
                                                        ============


10.  SUBSEQUENT EVENTS

     On May 6, 1998 a new entity was formed known as Primenet, LLC. This entity purchased various assets from Primo Electric Company (Primenet Division) and performs the same type of service previously contracted from Primo Electric Company by its customers in the area of computer cabling and networking. Primenet, LLC is owned by stockholders of Primo Electric Company and former employees of Primo Electric Company's Primenet division.


11.  AGREEMENT AND PLAN OF MERGER

     The Stockholders of Primo Electric Company and the Members of Primenet, LLC entered into a binding agreement to sell their ownership in both entities to Integrated Electrical Services, Inc. The agreement is dated January 12, 1999.

================================================================================
                             PRIMO ELECTRIC COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

--------------------------------------------------------------------------------
APRIL 30, 1998




12.  INTERIM STATEMENTS

     The interim financial statements for the eight months ended December 31, 1998 and 1997, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.


13.  COMBINATION OF ENTITIES FOR INTERIM STATEMENTS

     The interim financial statements for the eight months ended December 31, 1998 represent the combined balance sheets and related statements of income and retained earnings (Members' Equity) and combined cash flows for both Primo Electric Company and Primenet, LLC.

                          INDEPENDENT AUDITORS' REPORT



     The Board of Directors
     Kayton Electric, Inc.:


     We have audited the accompanying balance sheet of Kayton Electric, Inc. as of December 31, 1997 and the related statements of earnings and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kayton Electric, Inc. as of December 31, 1997 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.



     KPMG PEAT MARWICK LLP

     January 28, 1998
     (November 19, 1998 as to Note 8)

                              KAYTON ELECTRIC, INC.

                                 Balance Sheets

              September 30, 1998 (unaudited) and December 31, 1997



                                                                                      SEPTEMBER 30,    DECEMBER 31,
                            ASSETS                                                        1998            1997
                                                                                      -----------      -----------
                                                                                      (unaudited)
Current assets:
 Cash                                                                                 $   601,667       $ 830,628
 Accounts receivable, including retainages of $621,799 (unaudited)
  and $707,935 at September 30, 1998 and December 31, 1997, respectively                1,587,585       2,407,479
 Materials for projects in progress                                                       440,000         600,000
 Costs and estimated earnings in excess of billings on uncompleted
  contracts                                                                               625,529         428,756
 Other current assets                                                                     191,000         179,000
                                                                                      -----------       ---------
         Total current assets                                                           3,445,781       4,445,863
                                                                                      -----------       ---------
Property and equipment, at cost                                                         2,385,300       2,315,929
Less accumulated depreciation                                                           1,482,115       1,417,895
                                                                                      -----------       ---------
         Net property, plant and equipment                                                903,185         898,034
                                                                                      -----------       ---------
Other assets                                                                               26,881           7,997
                                                                                      -----------       ---------
                                                                                      $ 4,375,847     $ 5,351,894
                                                                                      ===========     ===========
               LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                                                     $   452,940      $  627,762
 Current installments of long-term debt                                                     6,000          66,000
 Billings in excess of costs and estimated earnings on uncompleted
  contracts                                                                               614,697       1,030,465
 Accrued expenses                                                                         473,740         461,938
 Other current liabilities                                                                243,937         235,683
                                                                                      -----------       ---------
         Total current liabilities                                                      1,791,314       2,421,848

Long-term debt                                                                                 --         546,000
                                                                                      -----------       ---------
         Total liabilities                                                              1,791,314       2,967,848
                                                                                      -----------       ---------
Stockholders' equity:
 Common stock of $1 par value. Authorized 75,000 shares,
  issued 60,000 shares                                                                     60,000          60,000
 Paid-in capital in excess of par value                                                    84,989          84,989
 Retained earnings                                                                      2,439,544       2,239,057
                                                                                      -----------       ---------
         Total stockholders' equity                                                     2,584,533       2,384,046
Commitments
                                                                                      -----------     -----------
                                                                                      $ 4,375,847     $ 5,351,894
                                                                                      ===========     ===========

                              KAYTON ELECTRIC, INC

                  Statements of Earnings and Retained Earnings

        Nine-month periods ended September 30, 1998 and 1997 (unaudited)
                        and year ended December 31, 1997

                                                               SEPTEMBER 30,                   DECEMBER 31,
                                                         1998                1997                 1997
                                                     ------------          ----------           ----------
                                                                (unaudited)

Contract revenues                                    $ 10,193,439          $10,650,913          $14,991,171
                                                     ------------          -----------          -----------
Cost of construction
 Direct                                                 8,082,121            8,706,306           12,368,485
 Indirect                                                 573,222              576,920              775,260
                                                     ------------          -----------          -----------
           Total cost of construction                   8,655,343            9,283,226           13,143,745
                                                     ------------          -----------          -----------
           Gross profit                                 1,538,096            1,367,687            1,847,426

General and administrative expenses                       711,438              738,029            1,016,369
                                                     ------------          -----------          -----------
           Operating income                               826,658              629,658              831,057
                                                     ------------          -----------          -----------
Other income (deductions):
 Interest and dividend income                              25,943                1,083                5,640
 Interest expense                                            (390)             (11,594)             (12,166)
 Miscellaneous                                             17,276               22,458               27,624
                                                     ------------          -----------          -----------
           Total other income (deductions), net            42,829               11,947               21,098
                                                     ------------          -----------          -----------
           Net earnings                                   869,487              641,605              852,155

Retained earnings, beginning of year                    2,239,057            2,009,652            2,009,652
Dividends paid                                           (669,000)            (622,750)            (622,750)
                                                     ------------          -----------          -----------
Retained earnings, end of year                       $  2,439,544          $ 2,028,507          $ 2,239,057
                                                     ============          ===========          ===========

See accompanying notes to financial statements.

                             KAYTON ELECTRIC, INC.

                            Statements of Cash Flows

        Nine-month periods ended September 30, 1998 and 1997 (unaudited)
                        and year ended December 31, 1997


                                                                           September 30,              December 31,
                                                                      1998              1997              1997
                                                                  ------------      ------------      ------------
                                                                           (unaudited)
Cash flows from operating activities:
  Net earnings                                                    $    869,487      $    641,605      $    852,155
                                                                  ------------      ------------      ------------

Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation and amortization                                     180,646           190,825           258,310
     Gain from sale of equipment                                         2,574             4,941             4,941
     Changes in assets and liabilities:
       Accounts receivable                                             819,894           273,699          (334,935)
       Materials for projects in progress                              160,000           (80,000)          100,000
       Costs and estimated earnings in excess of billings on          (196,773)          (77,198)           84,853
          uncompleted contracts
       Other current assets                                            (12,000)          (12,000)          (16,000)
       Other assets                                                    (18,884)            3,000             2,403
       Accounts payable                                               (174,822)          (17,186)           40,312
       Billings in excess of costs and estimated earnings on          (415,768)          421,341           402,754
          uncompleted contracts
       Accrued expenses                                                 11,801            19,004            55,302
       Other current liabilities                                         8,254            14,801            28,180
                                                                  ------------      ------------      ------------

          Total adjustments                                            364,922           741,227           626,120
                                                                  ------------      ------------      ------------

          Net cash provided by operating activities                  1,234,409         1,382,832         1,478,275
                                                                  ------------      ------------      ------------

Cash flows from investing activities:
  Capital expenditures                                                (201,745)         (185,957)         (247,379)
  Proceeds from sale of equipment                                       13,375             5,250             5,250
                                                                  ------------      ------------      ------------

          Net cash used by investing activities                       (188,370)         (180,707)         (242,129)
                                                                  ------------      ------------      ------------

Cash flows from financing activities:
  Principal payments on long-term debt                                (606,000)       (1,235,250)         (765,250)
  Proceeds from long-term debt                                              --           600,000           730,000
  Dividends paid                                                      (669,000)         (622,750)         (622,750)
                                                                  ------------      ------------      ------------

          Net cash used by financing activities                     (1,275,000)       (1,258,000)         (658,000)
                                                                  ------------      ------------      ------------

          Net increase (decrease) in cash                             (228,961)          (55,875)          578,146

Cash, beginning of year/period                                         830,628           252,482           252,482
                                                                  ------------      ------------      ------------

Cash, end of year/period                                          $    601,667      $    196,607      $    830,628
                                                                  ============      ============      ============

                              KAYTON ELECTRIC, INC.

                          Notes to Financial Statements

                September 30, 1998 and 1997 and December 31, 1997
                (Data as of and for the nine-months periods ended
                    September 30, 1998 and 1997 is unaudited)



(1)     ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        ORGANIZATION

        Kayton Electric, Inc. (the Company) is engaged in electrical contracting in Nebraska and neighboring states. The length of the Company's contracts is typically less than two years.

        METHOD OF ACCOUNTING FOR CONTRACTS

        The Company uses the percentage-of-completion method of accounting for financial reporting and tax purposes. Revenues on contracts are recorded on the basis of the Company's estimates of the percentage of completion of individual contracts, commencing when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. Provision for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in estimated profitability are recognized in the period the revisions are determined.

        MATERIALS FOR PROJECTS IN PROGRESS

        Materials are stated at the lower of cost or market and are charged to job costs as they are utilized.

        DEPRECIATION

        Depreciation is provided by the use of the straight-line depreciation method over the estimated useful lives of the respective assets.

        INCOME TAXES

        The Company has elected, under the S Corporation provisions of the Internal Revenue Code, not to pay any income tax on its income and instead, to have its stockholders pay taxes on such income, whether distributed or not. Consequently, no provision has been made in the accompanying financial statements for income taxes on earnings of the Company.

        USE OF ESTIMATES

        Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                              KAYTON ELECTRIC, INC.

                          Notes to Financial Statements

                September 30, 1998 and 1997 and December 31, 1997
                (Data as of and for the nine-months periods ended
                    September 30, 1998 and 1997 is unaudited)



        WARRANTY COSTS

        For certain contracts, the Company warrants labor for the first year after installation of new electrical systems. The Company generally warrants labor for 30 days after servicing of existing electrical systems. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

        UNAUDITED INTERIM FINANCIAL INFORMATION

        The interim financial statements for the nine months ended September 30, 1998 and 1997, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  (2)   CONTRACTS IN PROGRESS

        Costs incurred to date, estimated earnings and the related progress billings to date of contracts in progress at September 30, 1998 and December 31, 1997 are shown below:

                                                  SEPTEMBER 30,     DECEMBER 31,
                                                      1998              1997
                                                  -------------     ------------
        Costs incurred to date                     $ 5,123,025       $5,112,997
        Estimated earnings                             873,459          739,808
                                                   -----------       ----------

                                                     5,996,484        5,852,805

        Less progress billings to date               5,985,652        6,454,514
                                                   -----------       ----------

                                                   $    10,832       $ (601,709)
                                                   ===========       ==========

                              KAYTON ELECTRIC, INC.

                          Notes to Financial Statements

                September 30, 1998 and 1997 and December 31, 1997
                (Data as of and for the nine-months periods ended
                    September 30, 1998 and 1997 is unaudited)



        Included in the accompanying balance sheets at September 30, 1998 and December 31, 1997, under the following captions:

                                                                SEPTEMBER 30,  DECEMBER 31,
                                                                   1998           1997
                                                                -------------  ------------
        Costs and estimated earnings in excess of billings on
             contracts in progress                               $ 625,529     $   428,756
        Billings in excess of costs and estimated earnings on
             contracts in progress                                (614,697)     (1,030,465)
                                                                -------------  ------------

                                                                 $  10,832     $  (601,709)
                                                                =============  ============

  (3)   PROPERTY, PLANT AND EQUIPMENT

        A summary of the major classifications of property, plant and equipment at September 30, 1998 and December 31, 1997 is shown below:

                                 SEPTEMBER 30,  DECEMBER 31,
                                     1998         1997
                                 -------------  ------------
        Land                      $   51,556    $   51,556
        Vehicles and equipment     1,473,259     1,436,386
        Tools                        750,088       728,730
        Office equipment             110,397        99,257
                                 -------------  ------------

                                  $2,385,300    $2,315,929
                                 =============  ============

                              KAYTON ELECTRIC, INC.

                          Notes to Financial Statements

                September 30, 1998 and 1997 and December 31, 1997
                (Data as of and for the nine-months periods ended
                    September 30, 1998 and 1997 is unaudited)



  (4)   LONG-TERM DEBT AND NOTES PAYABLE

        Long-term debt at September 30, 1998 and December 31, 1997 is shown below:

                                                                             SEPTEMBER 30,    DECEMBER 31,
                                                                                 1998            1997
                                                                             -------------    ------------
            Note payable to bank, due in monthly principal
                 installments of $5,000 through May 2008, interest at
                 a variable rate (9.5% at December 31, 1997), due
                 semiannually, by asset of the Company - paid in 1998           $   --        $ 600,000
            Note payable to a corporation, due in annual principal
                 installments of $6,000 through April 1999, interest
                 a fixed rate of 6.00%, due annually, secured by                 6,000           12,000
                 real estate property of the Company
                                                                             -------------    ------------

                            Total long-term debt                                 6,000          612,000

            Less current installments                                            6,000           66,000
                                                                             -------------    ------------

                            Long-term debt, excluding current
                              installments                                      $   --        $ 546,000
                                                                             =============    ============

        The Company has a $300,000 operating line of credit with a financial institution with an interest rate of 8.95%. At September 30, 1998 and December 31, 1997, there was no outstanding balance on the line of credit. The operating line of credit expires on May 1, 1999 and is secured by the assets of the Company.

  (5)   DEFERRED COMPENSATION

        The Company has deferred compensation agreements with certain key employees. The Company has elected to fund the agreements by purchasing life insurance policies for each employee. The cash surrender value of the policies is included in other current assets and the deferred compensation liability is included in other current liabilities in the financial statements.

  (6)   RELATED PARTY TRANSACTIONS

        The Company has entered into lease agreements with a shareholder for the use of certain land and buildings. The leases expire June 30, 1999. The Company incurred $24,320 and $15,300 of lease expense related to this property for each of the nine-month periods ended September 30, 1998 and 1997 and $20,400 for the year ended December 31, 1997.

                              KAYTON ELECTRIC, INC.

                          Notes to Financial Statements

                September 30, 1998 and 1997 and December 31, 1997
                (Data as of and for the nine-months periods ended
                    September 30, 1998 and 1997 is unaudited)



  (7)   401(K) PROFIT SHARING PLAN AND TRUST

        The Company has a 401(k) plan covering substantially all employees with one year of service and who have attained twenty-one years of age. Each participant may elect to contribute a percentage of their total compensation, not to exceed the Internal Revenue Service limitations. The Company contributes matching funds at a rate of $.50 for each dollar of the first 3% of the participant's contribution. The employer may also make an additional discretionary matching contribution each year. Company contributions to the plan are shown below:

                                                         SEPTEMBER 30,  SEPTEMBER 30   DECEMBER 31,
                                                            1998           1997          1997
                                                         -------------  ------------   ------------
        Matching contributions                             $20,493      $ 23,010       $ 30,027
        Discretionary contribution                              --            --          8,000
                                                         -------------  ------------   ------------

                       Total employer contributions        $20,493      $ 23,010       $ 38,027
                                                         =============  ============   ============

  (8)   SUBSEQUENT EVENT

        On November 19, 1998, all the Company's common stock was sold to an unrelated purchaser, Integrated Electrical Services, Inc. and the Company became a subsidiary of Integrated Electrical Services, Inc.

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors
Bachofner Electric, Inc.
Portland, Oregon


We have audited the accompanying balance sheet of Bachofner Electric, Inc. as of December 31, 1997 and the related statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bachofner Electric, Inc. as of December 31, 1997, and the results of operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                           PECK & KOPACEK, P.C.

Beaverton, Oregon
January 25, 1999

                            BACHOFNER ELECTRIC, INC.
                                 BALANCE SHEETS

                                    --------

                                                     December 31,1997     October 31,1998
                                                     ----------------     ---------------
                                                                            (unaudited)
                                     ASSETS

CURRENT ASSETS:
    Cash                                                 $  648,929        $  723,809
    Marketable debt securities (Note 2)                     697,525                --
    Receivables (Notes 3 and 7)                             548,842           815,494
    Costs and estimated earnings in excess of
       billings on contracts in progress (Notes
       5 and 7)                                             221,818           158,394
    Prepaid expenses                                         19,110            23,049
                                                         ----------        ----------

         TOTAL CURRENT ASSETS                             2,136,224         1,720,746

Note receivable (Note 4)                                     41,311            43,277
Property and equipment, net (Notes 6 and 7)                 217,536           177,521
                                                         ----------        ----------

                                                         $2,395,071        $1,941,544
                                                         ==========        ==========

                                  LIABILITIES

CURRENT LIABILITIES:
    Notes payable, current portion (Note 7)              $   29,802        $   51,752
    Trade accounts payable                                   78,873           272,719
    Accrued payroll and payroll taxes                        14,629                --
    Billings in excess of costs and estimated
       earnings on contracts in progress (Note 5)             4,305           132,476
    Accrued interest                                            370                --
    Other accrued expenses                                    6,965            10,097
    State income tax payable (Note 8)                            10                --
                                                         ----------        ----------

         TOTAL CURRENT LIABILITIES                          134,954           467,044

Notes payable, long-term portion (Note 7)                    79,739            93,527
                                                         ----------        ----------

                                                            214,693           560,571
                                                         ----------        ----------
Commitments (Notes 5 and 14)

                              STOCKHOLDERS' EQUITY

Common stock, no par value; 100 shares
    authorized, issued and outstanding (Note 9)              20,000            20,000
Retained earnings (Note 8)                                2,160,378         1,360,973
                                                         ----------        ----------

                                                          2,180,378         1,380,973
                                                         ----------        ----------

                                                         $2,395,071        $1,941,544
                                                         ==========        ==========


                     The accompanying notes are an integral
                        part of the financial statements.

                            BACHOFNER ELECTRIC, INC.
                            STATEMENTS OF OPERATIONS

                                    --------

                                                                               For the
                                                 For the                  Ten Months Ended
                                                Year Ended                   October 31,
                                               December 31,        -------------------------------
                                                  1997                1997                 1998
                                               ------------        -----------         -----------
                                                                   (unaudited)         (unaudited)
CONTRACT REVENUES                              $ 4,857,603         $ 4,014,954         $ 4,109,041

CONTRACT COSTS                                   3,032,704           2,654,381           2,982,703
                                               -----------         -----------         -----------

     GROSS PROFIT                                1,824,899           1,360,573           1,126,338

General and administrative expenses                837,045             637,029             720,583
                                               -----------         -----------         -----------

     INCOME FROM OPERATIONS                        987,854             723,544             405,755
                                               -----------         -----------         -----------

OTHER INCOME (Expense):
 Interest income                                    54,076              40,481              38,051
 Miscellaneous income                               17,401              31,776              24,290
 Gain on sale of equipment (Note 12)                30,132                  --                  --
 Interest expense                                  (11,320)             (6,201)             (7,479)
                                               -----------         -----------         -----------

                                                    90,289              66,056              54,862
                                               -----------         -----------         -----------

     INCOME BEFORE PROVISION
      FOR STATE INCOME TAX                       1,078,143             789,600             460,617

Provision for state income tax (Note 8)                 10                  10                  10
                                               -----------         -----------         -----------

     NET INCOME                                $ 1,078,133         $   789,590         $   460,607
                                               ===========         ===========         ===========

                     The accompanying notes are an integral
                        part of the financial statements.

                            BACHOFNER ELECTRIC, INC.
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                    --------


For the Year Ended December 31, 1997:

                                      Common Stock              Retained
                                 Shares          Amount         Earnings         Totals
                                 ------        ----------      ----------      ----------
Balances, January
 1, 1997                            100        $   20,000      $1,661,055      $1,681,055

Net income                                                      1,078,133       1,078,133

Dividends
  to Stockholders                                                (578,810)       (578,810)
                                 ------        ----------      ----------      ----------

Balances, December
 31, 1997                           100        $   20,000      $2,160,378      $2,180,378
                                 ======        ==========      ==========      ==========


For the Ten Months Ended October 31, 1998 (unaudited):

                                      Common Stock                Retained
                                 Shares          Amount           Earnings           Totals
                                 ------        ----------        ----------        ----------
Balances, January
 1, 1998                            100        $   20,000        $2,160,378        $2,180,378

Net income                                                          460,607           460,607

Dividends
  to Stockholders                                                (1,260,012)       (1,260,012)
                                 ------        ----------        ----------        ----------

Balances, October
 31, 1998                           100        $   20,000        $1,360,973        $1,380,973
                                 ======        ==========        ==========        ==========


                     The accompanying notes are an integral
                        part of the financial statements.

                            BACHOFNER ELECTRIC, INC.
                            STATEMENTS OF CASH FLOWS

                                    --------

                                                                                      For the
                                                         For the                 Ten Months Ended
                                                        Year Ended                   October 31,
                                                       December 31,       ------------------------------
                                                          1997               1997                1998
                                                       ------------       -----------        -----------
                                                                          (unaudited)        (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                        $ 1,078,133        $   789,590        $   460,607
     Adjustments to reconcile net income
       to net cash provided by operating
       activities:
     Depreciation expense                                   65,036             54,200             43,324
     Gain on sale of equipment                             (30,132)           (30,132)           (15,109)
     Changes in operating assets
       and liabilities:
     Receivables                                           156,486             96,321           (277,668)
     Costs and estimated earnings in excess
       of billings on contracts in progress               (144,921)             6,522             63,424
     Other assets                                           24,131             31,597             (3,939)
     Accounts payable and other liabilities               (250,259)           (89,300)           181,969
     Billings over costs and
       estimated earnings                                       --            (95,663)           128,171
                                                       -----------        -----------        -----------

NET CASH PROVIDED BY
     OPERATING ACTIVITIES                                  898,474            763,135            580,779
                                                       -----------        -----------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES (Note 13):
     Equipment additions                                   (44,395)           (39,760)          (123,826)
     Proceeds from sale of equipment                            --                 --             19,500
     Repayments on notes receivable                         59,475             58,800              9,050
     Proceeds from (purchase of)
       marketable debt securities                         (697,525)                --            697,525
                                                       -----------        -----------        -----------


NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES          (682,445)            19,040            602,249
                                                       -----------        -----------        -----------

CASH FLOWS FROM FINANCING ACTIVITIES (Note 13):
     Proceeds from borrowings                                   --                 --             65,540
     Principal payments on notes payable                   (27,140)            (7,979)           (29,802)
     Dividends paid to stockholders                       (578,810)          (551,983)        (1,143,886)
                                                       -----------        -----------        -----------

NET CASH USED BY FINANCING ACTIVITIES                     (605,950)          (559,962)        (1,108,148)
                                                       -----------        -----------        -----------

     Increase (decrease) in cash                          (389,921)           222,213             74,880
     Cash, beginning of period                           1,038,850          1,038,850            648,929
                                                       -----------        -----------        -----------

     Cash, end of period                               $   648,929        $ 1,261,063        $   723,809
                                                       ===========        ===========        ===========
SUPPLEMENTAL DISCLOSURES:
     Cash paid for interest                            $    12,500        $     6,201        $     7,479
                                                       ===========        ===========        ===========
     Cash paid for income taxes                        $        10        $        10        $        10
                                                       ===========        ===========        ===========

     Land and building distributed to
       stockholders as dividends                       $        --        $        --        $   116,126
                                                       ===========        ===========        ===========

     Equipment sold through increase in notes
       receivable                                      $        --        $    44,593        $        --
                                                       ===========        ===========        ===========



                     The accompanying notes are an integral
                        part of the financial statements.

                            BACHOFNER ELECTRIC, INC.
                          NOTES TO FINANCIAL STATEMENTS

                                    --------


1.       THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         Bachofner Electric, Inc. was incorporated in the State of Oregon on March 1, 1984. Company headquarters are located in Portland, Oregon.

         The following is a summary of the Company's significant accounting policies:

         Company's Activities and Operating Cycle

         The Company engages in commercial electrical contracting within the Portland, Oregon metropolitan area. The Company's contracting is performed under fixed-price, and time and material contracts. The operating cycles of the Company's contracts vary but generally are less than one year.

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Revenues and Cost Recognition

         Revenues from fixed-price and modified fixed-price electrical contracts are recognized using the percentage-of-completion method, measured by the actual costs incurred to date to estimated total costs for each contract. This method is used because management considers costs incurred to be the best available measure of progress on these contracts. Because of inherent uncertainties in estimating, it is at least reasonably possible that the Company's estimates of revenues and costs will change in the near term due to changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions and final contract settlements. Revisions are recognized in the period in which the related changes are determined. Projected contract losses are provided for in their entirety in the period first determined without reference to the percent complete.

                            BACHOFNER ELECTRIC, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued

                                    --------


1.       THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued:

         Revenues and Cost Recognition, Continued

         Revenues from time and material contracts are recognized as work is performed.

         Contract costs include all direct material, labor and subcontractor costs. Unallocated costs include shop and equipment expenses not identified with a specific contract. Unallocated costs and general and administrative expenses are charged to operations as incurred.

         The asset, "costs and estimated earnings in excess of billings on contracts in progress," represents revenues recognized in excess of amounts billed. The liability, "billings in excess of costs and estimated earnings on contracts in progress," represents billings in excess of revenues recognized.

         Property and Equipment

         Property and equipment are stated at cost. Depreciation of buildings and improvements is computed using the straight-line method. Depreciation of equipment is computed using tax basis accelerated methods, which result in amounts that are not materially different than had a method allowed under generally accepted accounting principles been applied. Maintenance and repairs are charged to operations as incurred; expenditures for additions, improvements and replacements are capitalized. Gains or losses from dispositions are reflected in operations.

         Advertising Costs

         The Company expenses advertising costs the first time the advertising takes place. Advertising expense was $45,779 for the year ended December 31, 1997.

         Income Taxes

         The stockholders of the Company have elected to have the corporation taxed as an S-corporation whereby taxable income or loss is included in the personal income tax returns of the stockholders. Accordingly, the provision for income taxes is limited to a $10 state income tax required by the State of Oregon.

                            BACHOFNER ELECTRIC, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued

                                    --------


1.        THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued:

         Income Taxes, Continued

         Certain revenues and costs are reported in different periods for income tax reporting purposes than for financial reporting. These differences arise from the use of the percentage-of-completion method of recognizing revenues and costs on electrical contracts in progress for financial reporting while using the completed contract method for tax reporting.

         Cash Flows

         For purposes of the statement of cash flows, the Company considers cash and short-term investments with maturities of three months or less to be cash.

2.       MARKETABLE DEBT SECURITIES:

         Marketable debt securities consist of the following as of December 31, 1997:

                                                                      Gross
                                                                    Unrealized
                                    Amortized         Gains           Fair
                                      Cost          (losses)          Value
                                    ---------       ---------       ----------
              Held to maturity
               U.S. Government
               bonds                 $496,331       $   2,419        $498,750

              Municipal bonds         201,194            (374)        200,820
                                     --------       ---------        --------

                                     $697,525       $   2,045        $699,570
                                     ========       =========        ========

         The debt securities mature in 1998.

                            BACHOFNER ELECTRIC, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued

                                    --------


3.       RECEIVABLES:

         Receivables consist of the following as of December 31, 1997 (see Notes 4 and 7):

         Current receivables on electrical
             contracts                          $ 519,693

         Retainages receivable on contracts        20,311

         Officer receivables                       11,357

         Employee advances                            874

         Note receivable, amounts maturing
             within one year                        2,607
                                                ---------
                                                  554,842

         Less:  allowance for doubtful
             accounts                              (6,000)
                                                ---------
                                                $ 548,842
                                                =========

4.       NOTES RECEIVABLE:

         The note receivable consists of the following as of December 31, 1997 (see Notes 3 and 12):

Unsecured note receivable from an
    affiliated corporation in monthly
    installments of $538, including
    interest at 9.0%; June 2008 maturity:

Amounts maturing within one year              $ 2,607
Amounts maturing after one year                41,311
                                              -------

                                              $43,918
                                              =======

         Interest income on the note aggregated $4,629 for the year ended December 31, 1997.

                            BACHOFNER ELECTRIC, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued

                                    --------


5.       ELECTRICAL CONTRACTS:

         Activity on electrical contracts in progress consist of the following as of December 31, 1997 (see Note 7):

             Costs incurred to date                $ 532,260

             Estimated earnings on percentage-
              of-completion basis                    261,130
                                                   ---------
             Revenues recognized                     793,390

             Less:  billings to date                (575,877)
                                                   ---------
                                                   $ 217,513
                                                   =========

         Included in the accompanying balance sheet as follows:

             Costs and estimated earnings in
               excess of billings on contracts
               in progress                         $ 221,818

             Billings in excess of costs and
               estimated earnings on contracts
               in progress                            (4,305)
                                                   ---------
                                                   $ 217,513
                                                   =========

         The following schedule summarizes electrical contract backlog for the year ended December 31, 1997:

         Electrical contract backlog,
             beginning of year              $ 1,107,729

         New contracts and contract
             adjustments                      5,454,697
                                            -----------
                                              6,562,426
         Less:  electrical contract
             revenues recognized during
             the year                        (4,857,603)
                                            -----------
         Electrical contract backlog,
             end of year                    $ 1,704,823
                                            ===========

         Additionally, from December 31, 1997 through January 25, 1999 the Company entered into electrical contracts with estimated revenues aggregating $5,391,000.

                            BACHOFNER ELECTRIC, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued

                                    --------

6.       PROPERTY AND EQUIPMENT:

         Property and equipment consist of the following as of December 31, 1997 (see Notes 7 and 14):

             Land                                 $  44,256
             Buildings and improvements              97,105
             Construction equipment and tools        81,255
             Office furniture and equipment         134,808
             Vehicles                               221,593
                                                  ---------

                                                    579,017

             Less:  accumulated depreciation       (361,481)
                                                  ---------
                                                  $ 217,536
                                                  =========

         Estimated service lives for depreciation purposes are as follows:

                          Asset Category                          Years
                          --------------                          -----
             Buildings and improvements                          32 Years
             Construction equipment and tools                     5 Years
             Office furniture and equipment                     5-7 Years
             Vehicles                                           3-7 Years

         Depreciation expense aggregated $65,036 for the year ended December 31, 1997.


7.       NOTES PAYABLE:

         Notes payable consist of the following as of December 31, 1997:

                                                 Current    Long-term
                                                 Portion     Portion      Totals
                                                 -------    ---------    --------
             Notes payable to U.S. National
                Bank of Oregon in monthly
                installments of $3,174,
                including interest at 8.6%;
                collateralized by vehicles
                (Note 6); various maturities
                to April 2001                    $29,802     $79,739     $109,541
                                                 =======     =======     ========

                            BACHOFNER ELECTRIC, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued

                                    --------


7.       NOTES PAYABLE, Continued:

         Future principal maturities on the notes payable consist of the following as of December 31, 1997:

               For the Year to
               End December 31,                Amounts
               ----------------                --------
                     1998                      $ 29,802
                     1999                        32,476
                     2000                        35,391
                     2001                        11,872
                                               --------

                                               $109,541
                                               ========

         The Company has a line-of-credit agreement with U.S. National Bank of Oregon for borrowings up to $200,000 with interest at 1.5% above the bank's prime rate. Borrowings under the line-of-credit agreement are collateralized by receivables, contracts in progress and equipment, subject to prior encumbrances and are guaranteed by Company stock-holders. There were no outstanding borrowings under the agreement as of December 31, 1997. The agreement is renewed annually in May.

8.       INCOME TAXES:

         The provision for state income tax consists of the following for the year ended December 31, 1997:

              Currently payable provision:
               State of Oregon tax                    $      10
                                                      =========

         With the election of S-corporation tax reporting status the taxable income or losses of the corporation are reported on the individual income tax returns of the Company's stockholders with the Company incurring only an annual tax of $10 to the State of Oregon. Temporary differences between the Company's financial statements and tax returns result in the following analysis of retained earnings as of December 31, 1997:

              Retained earnings recognized for
               federal income tax purposes through
               December 31, 1997:
                S-corporation accumulations           $1,884,828

                            BACHOFNER ELECTRIC, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued

                                    --------


8.       INCOME TAXES, Continued:

              Retained earnings representing income
               not yet recognized for federal income
               tax purposes due to temporary
               reporting differences in the report-
               ing of contracts in progress                           275,550
                                                                   ----------
              Retained earnings as of December 31,
               1997, per the accompanying financial
               statements                                          $2,160,378
                                                                   ==========

         The Company has distributed $1,437,371 in dividends to its stockholders from December 31, 1997 through January 25, 1999.

9.       COMMON STOCK:

         All of the Company's outstanding shares of common stock are subject to a buy/sell agreement which places restrictions on the sale of shares (see Note 14).

10.      RETIREMENT PLANS:

         Company employees with at least 1000 hours of service and not covered by collective bargaining agreements may participate in a 401-K retirement plan where the Company matches employee contributions up to a maximum of 4% of gross pay. Company contributions to the plan aggregated $6,265 for the year ended December 31, 1997.

         The Company also maintains a defined contribution profit-sharing plan which covers all employees not covered by a collective bargaining agreement which have completed one year of service and attained the age of 21. Contributions are determined by the Board of Directors. Contributions to the plan for 1997 aggregated $50,000.

                            BACHOFNER ELECTRIC, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued

                                    --------


11.      CONCENTRATIONS:

         Financial instruments which potentially subject the Company to credit risk consist of cash, marketable debt securities, and accounts receivables. The Company's cash balances are concentrated at a regional bank. The balances periodically exceed insured limits. Bank balances exceeded insured amounts by $649,297 as of December 31, 1997. The marketable debt securities are due from a federal agency and a city government. The Company's receivables are highly concentrated in owners and/or general contractors of construction projects in the states of Oregon and Washington.

         Five of the Company's customers accounted for approximately 55% of the Company's revenues for 1997.

12.      RELATED PARTY TRANSACTIONS:

         The assets, liabilities and operations of the former telecommunications division of the Company were transferred to Bachofner Datacom, Inc. in 1996. Bachofner Datacom, Inc., a corporation with headquarters in Portland, Oregon, is owned by the stockholders of Bachofner Electric, Inc. Vehicles were sold to Bachofner Datacom, Inc. during 1997 for a gain of $30,132 (see Note 13). Interest income on a note receivable from Bachofner Datacom, Inc. aggregated $4,629 during the year ended December 31, 1997 (see Note 4 for note receivable balance).

13.      SUPPLEMENTARY INFORMATION ON NONCASH INVESTING AND FINANCING
         ACTIVITIES:

         The Company transferred vehicles to an affiliated corporation in exchange for a note receivable during the year ended December 31, 1997 as follows (see Notes 4 and 12):

              Net book value of vehicles                     $14,461

              Gain recognized                                 30,132
                                                             -------
              Note receivable                                $44,593
                                                             =======

                            BACHOFNER ELECTRIC, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued

                                    --------


14.      SUBSEQUENT EVENTS:

         The land and building assets held by the Company as of December 31, 1997 were distributed to the stockholders of the Company during 1998. Effective November 1, 1998 the Company entered into a five year lease agreement with the stockholders with monthly lease payments of $3,000. The agreement requires an increase of 3% per annum. Future minimum lease commitments are as follows as of December 31, 1997:

                 For the Year to
                 End December 31,    Amounts
                 ----------------    --------
                     1998            $  6,000
                     1999              36,180
                     2000              37,266
                     2001              39,336
                     2002              40,512
                     2003              33,760
                                     --------

                                     $193,054
                                     ========

         The stockholders of the Company signed an agreement in principle in December 1998 to sell their ownership in the Company. The sale was completed in January 1999.

15.      UNAUDITED INTERIM FINANCIAL STATEMENTS:

         The accompanying interim financial statements as of October 31, 1998, and for the ten months ended October 31, 1997 and 1998 are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To PCX Corporation:


We have audited the accompanying balance sheet of PCX Corporation (a Delaware corporation) as of December 31, 1997, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PCX Corporation as of December 31, 1997, and the results of its operations and its cash flows for year then ended in conformity with generally accepted accounting principles.





                                            ARTHUR ANDERSEN LLP



Raleigh, North Carolina,
March 17, 1998.

                                 PCX CORPORATION

     BALANCE SHEETS -- DECEMBER 31, 1997, AND SEPTEMBER 30, 1998 (UNAUDITED)




                                                                          DECEMBER 31,  SEPTEMBER 30,
                                   ASSETS                                     1997          1998
                                   ------                                 ------------  -------------
                                                                                        (unaudited)
CURRENT ASSETS:
    Cash                                                                    $  706,722   $   78,375
    Accounts receivable, net                                                 1,711,577    2,651,641
    Other receivables                                                          217,071       29,532
    Inventories                                                              1,231,269    1,159,233
    Other current assets                                                        59,025      155,608
                                                                            ----------   ----------
                 Total current assets                                        3,925,664    4,074,389
DEFERRED TAX ASSETS                                                             11,565       11,565
PROPERTY AND EQUIPMENT, net                                                    989,982      982,461
OTHER ASSETS                                                                    20,000       20,000
                                                                            ----------   ----------
                                                                            $4,947,211   $5,088,415
                                                                            ==========   ==========


                   LIABILITIES AND STOCKHOLDERS' EQUITY
                   ------------------------------------
CURRENT LIABILITIES:
    Line of credit                                                          $        0   $  164,000
    Accounts payable                                                         1,298,522    1,544,711
    Accrued liabilities                                                        995,293      308,268
    Other current liabilities                                                  206,848      115,790
                                                                            ----------   ----------
                 Total current liabilities                                   2,500,663    2,132,769
                                                                            ----------   ----------
DEFERRED TAX LIABILITY                                                           8,000        8,000
                                                                            ----------   ----------
COMMITMENTS AND CONTINGENCIES (Notes 5, 7, 8 and 9)
STOCKHOLDERS' EQUITY:
    Series A convertible preferred stock                                     1,356,422    1,099,422
    Common stock, $.001 per share par value, 3,000,000 shares authorized;
       961,000 and 1,650,000 issued and outstanding in 1997 and 1998               355        1,650

    Additional paid-in capital, common stock                                    40,645      208,350
    Accumulated earnings                                                     1,041,126    1,638,224
                                                                            ----------   ----------

                 Total stockholders' equity                                  2,438,548    2,947,646
                                                                            ----------   ----------
                                                                            $4,947,211   $5,088,415
                                                                            ==========   ==========




                  The accompanying notes to financial statements
                    are an integral part of these statements.

                                 PCX CORPORATION

                            STATEMENTS OF OPERATIONS
     FOR THE YEAR ENDED DECEMBER 31, 1997, AND THE NINE-MONTH PERIODS ENDED
       SEPTEMBER 30, 1997 (UNAUDITED), AND SEPTEMBER 30, 1998 (UNAUDITED)




                                                                    NINE-MONTH PERIODS ENDED
                                              YEAR ENDED        --------------------------------
                                             DECEMBER 31,       SEPTEMBER 30,      SEPTEMBER 30,
                                                 1997                1997             1998
                                             ------------       -------------      -------------
                                                                 (unaudited)       (unaudited)
GROSS SALES                                   $12,596,434         $9,238,194        $10,650,615
SALES DISCOUNTS                                  (156,823)          (104,483)          (302,948)
                                              -----------         ----------        -----------
NET SALES                                      12,439,611          9,133,711         10,347,667
COST OF SALES                                  (8,961,366)        (6,645,381)        (7,688,288)
                                              -----------         ----------        -----------
                 Gross profit                   3,478,245          2,488,330          2,659,379
SELLING EXPENSES                                 (639,805)          (467,977)          (501,735)
ENGINEERING EXPENSES                             (489,035)          (337,277)          (464,322)
GENERAL AND ADMINISTRATIVE EXPENSES              (749,389)          (559,940)          (422,227)
                                              -----------         ----------        -----------
                 Income from operations         1,600,016          1,123,136          1,271,095
INTEREST EXPENSE                                  (52,180)           (51,657)              (345)
INTEREST INCOME                                     8,814                303             11,322
OTHER EXPENSES                                          0                  0           (200,981)
                                              -----------         ----------        -----------
INCOME BEFORE INCOME TAX PROVISION              1,556,650          1,071,782          1,081,091
INCOME TAX PROVISION                              566,546            404,578            408,092
                                              -----------         ----------        -----------
NET INCOME                                    $   990,104         $  667,204        $   672,999
                                              ===========         ==========        ===========






                 The accompanying notes to financial statements
                   are an integral part of these statements.

                                 PCX CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY
      FOR THE YEAR ENDED DECEMBER 31, 1997, AND THE NINE-MONTH PERIOD ENDED
                         SEPTEMBER 30, 1998 (UNAUDITED)




                                           SERIES A CONVERTIBLE                       ADDITIONAL
                                              PREFERRED STOCK        COMMON STOCK      PAID-IN
                                           ---------------------    ----------------   CAPITAL    ACCUMULATED
                                            SHARES      AMOUNT      SHARES    AMOUNT    STOCK       EARNINGS      TOTAL
                                           --------   ----------    -------   ------  ----------  -----------  ----------
BALANCE, December 31, 1996                 1,256,481  $1,252,922    165,000   $  165   $ 18,035   $  154,522   $1,425,644
    Exercise of common stock options               0           0    796,000      190     22,610            0       22,800
    Cumulative preferred stock
        dividend accrual                           0     103,500          0        0          0     (103,500)           0
    Net income                                     0           0          0        0          0      990,104      990,104
                                           ---------  ----------  ---------   ------   --------   ----------   ----------
BALANCE, December 31, 1997                 1,256,481   1,356,422    961,000      355     40,645    1,041,126    2,438,548
    Exercise of common stock options
        (unaudited)                                0           0    689,000    1,295    167,705            0      169,000
    Cumulative preferred stock
        dividend accrual (unaudited)               0      75,901          0        0          0      (75,901)           0
    Payment of cumulative preferred stock
        dividends (unaudited)                      0    (332,901)         0        0          0            0     (332,901)
    Net income (unaudited)                         0           0          0        0          0      672,999      672,999
                                           ---------  ----------  ---------   ------   --------   ----------   ----------
BALANCE, September 30, 1998 (unaudited)    1,256,481  $1,099,422  1,650,000   $1,650   $208,350   $1,638,224   $2,947,646
                                           =========  ==========  =========   ======   ========   ==========   ==========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                                 PCX CORPORATION

                            STATEMENTS OF CASH FLOWS
        FOR THE YEAR ENDED DECEMBER 31, 1997, AND THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1997 (UNAUDITED), AND SEPTEMBER 30, 1998 (UNAUDITED)

                                                                    DECEMBER 31,  SEPTEMBER 30,  SEPTEMBER 30,
                                                                       1997          1997            1998
                                                                    ------------  -------------  -------------
                                                                                   (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                       $ 990,104     $ 667,204     $  672,999
    Adjustments to reconcile net income to net cash
       provided by (used in) operating activities-
          Benefit from deferred taxes                                   60,226             0              0
          Depreciation and amortization                                170,000       125,000        176,679
          Gain (loss) on sale of property and equipment                (60,188)      (61,440)           793
          Increase (decrease) in net cash from changes in
             operating assets and liabilities:
                Increase in accounts receivable and other
                   receivables                                         (65,718)     (635,994)      (752,525)
                (Increase) decrease in inventories                      39,018       177,774         72,036
                (Increase) decrease in other current assets            (43,888)      (20,534)       (96,583)
                Increase in accounts payable                           337,236        89,027        246,189
                Increase (decrease) in accrued liabilities             451,150       163,323       (687,025)
                Decrease in other current liabilities                 (335,056)     (354,016)       (91,058)
                                                                     ---------     ---------     ----------
                   Net cash provided by (used in) operating
                     activities                                      1,542,884       150,344       (458,495)
                                                                     ---------     ---------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property and equipment                                (837,155)     (101,292)      (172,451)
    Proceeds from sale of property and equipment                       708,492       695,992          2,500
                                                                     ---------     ---------     ----------
                   Net cash (used in) provided by investing
                     activities                                       (128,663)      594,700       (169,951)
                                                                     ---------     ---------     ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from line of credit                                     4,287,000     4,287,000        626,000
    Payment of line of credit                                       (4,634,000)   (4,634,000)      (462,000)
    Payment of long-term debt                                         (448,617)     (448,617)             0
    Payment of preferred dividends                                           0             0       (332,901)
    Proceeds from the exercise of common stock options                  22,800        22,800        169,000
                                                                     ---------     ---------     ----------
                   Net cash (used in) provided by financing
                     activities                                       (772,817)     (772,817)            99
                                                                     ---------     ---------     ----------
NET INCREASE (DECREASE) IN CASH                                        641,404       (27,773)      (628,347)
CASH, beginning of period                                               65,318        65,318        706,722
                                                                     ---------     ---------     ----------
CASH, end of period                                                  $ 706,722     $  37,545     $   78,375
                                                                     =========     =========     ==========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
    ACTIVITIES - Cumulative preferred dividend accrual               $ 103,500     $  77,625     $   75,901
                                                                     =========     =========     ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid during the year for interest                           $  57,089     $  56,566     $      345
    Cash paid during the year for income taxes                         438,900       386,600        899,379
                                                                     =========     =========     ==========



                 The accompanying notes to financial statements
                   are an integral part of these statements.

                                 PCX CORPORATION

                          NOTES TO FINANCIAL STATEMENTS
                DECEMBER 31, 1997, SEPTEMBER 30, 1997 (UNAUDITED)
                       AND SEPTEMBER 30, 1998 (UNAUDITED)


1.  ORGANIZATION AND DESCRIPTION OF BUSINESS:

PCX Corporation (the Company) is engaged in the design, manufacture and sale of electrical power distribution centers (Electrical Centers) and electrical generator houses (Power Centers) for industrial and commercial facilities, typically large retail chains. The Company was incorporated on June 10, 1993, in the state of Delaware.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM FINANCIAL STATEMENTS

The accompanying interim financial statements and related disclosures for the nine months ended September 30, 1997 and 1998, have not been audited by independent accountants. However, the financial statements for all interim periods have been prepared in conformity with the accounting principles stated in the audited financial statements for the year ended December 31, 1997, and include all adjustments (which were of a normal, recurring nature) which, in the opinion of management, are necessary to present fairly the financial position of the Company and the results of operations and cash flows for each of the periods presented. The operating results for the interim periods presented are not necessarily indicative of results for the full year.

CASH

The Company records as cash and cash equivalents all cash and short-term investments with original maturities of three months or less.

CONCENTRATION OF CREDIT RISK

     The Company's sales are highly concentrated in a single customer. This customer accounted for approximately 46% of sales in the year ended December 31, 1997, and 43% and 51% of sales for the nine months ended September 30, 1997 and 1998 (unaudited), respectively. The associated accounts receivable from this customer represented approximately 34% and 13% of total accounts receivable at December 31, 1997, and September 30, 1998 (unaudited), respectively. Sales to two other major customers accounted for approximately 28% of sales in the year ended December 31, 1997, and 29% and 21% of sales for the nine months ended September 30, 1997 and 1998 (unaudited), respectively. The associated accounts receivable for these customers represented approximately 40% and 41% of total accounts receivable at December 31, 1997, and September 30, 1998 (unaudited), respectively. The loss of a significant customer could have a material impact on the Company's future earnings results. These sales are primarily derived from sales of Electrical Centers and Power Centers to a limited number of retail chains for new store construction and remodeling. The Company has recorded an allowance for doubtful accounts of approximately $7,000 and $27,800 as of December 31, 1997, and September 30, 1998 (unaudited), respectively. Management believes that these allowances are adequate.

INVENTORIES

Inventories are valued at the lower of cost (first-in, first-out method) or market. Inventory costs include raw materials, labor and manufacturing overhead.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is calculated on a straight-line basis over the estimated useful life of the asset. On September 15, 1997, PCX sold their then existing land and building for $688,492 resulting in a gain of $60,058 and relocated to a leased facility. The building was depreciated over 20 years. Machinery and equipment and furniture and fixtures are depreciated between three and five years. Leasehold improvements are depreciated between five and 10 years.

At December 31, 1997, and September 30, 1998, property and equipment consisted of:

                                           DECEMBER 31,   SEPTEMBER 30,
                                               1997          1998
                                           ------------   ------------
                                                          (unaudited)
         Furniture and fixtures            $   499,361    $   620,512
         Machinery and equipment               433,123        463,636
         Leasehold improvements                343,336        357,415
                                           -----------    -----------
                                             1,275,820      1,441,563
         Less - Accumulated depreciation      (285,838)      (459,102)
                                           -----------    -----------
         Property and equipment, net       $   989,982    $   982,461
                                           ===========    ===========

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash, accounts receivable and accounts payable. Estimates of the fair value of these instruments are based on interest rates available to the Company. At December 31, 1997, and September 30, 1998, the carrying value of the Company's financial instruments approximated the fair value.

3.  INVENTORIES:

At December 31, 1997, and September 30, 1998, inventories consisted of the following:


                                     DECEMBER 31,      SEPTEMBER 30,
                                         1997               1998
                                     ------------      -------------
                                                        (unaudited)

          Finished goods              $  117,653         $        0
          Work in process                389,588            830,624
          Raw materials                  724,028            328,609
                                      ----------         ----------
                                      $1,231,269         $1,159,233
                                      ==========         ==========

4.  LINE OF CREDIT:

During 1997, the Company renegotiated its line-of-credit facility (LOC) with Wachovia Bank. Advances on the LOC are limited to 70% of eligible accounts receivable as defined and 50% of raw and finished inventory. As of September 30, 1998, the maximum amount available under the LOC is approximately $1,000,000 with interest due at prime (8.25% at September 30, 1998), plus .375%. As of September 30, 1998, a total of $164,000 was outstanding. This line of credit, which expires March 15, 1999, is collateralized by the Company's accounts receivable, inventory and equipment.

5.  LEASE COMMITMENTS:

FACILITY LEASE

On February 3, 1997, the Company entered into a facility lease. During the initial lease term of 10 years, the annual commitment is $236,750, to be escalated by 2.5% annually. The Company began paying rent under this lease in September 1997. Total rental expense under this lease was approximately $53,000 for the year ended December 31, 1997, and $14,500 and $178,000 for the nine months ended September 30, 1997 and 1998 (unaudited), respectively.

Future minimum rental payments under the facility lease, are as follows:


                       YEARS ENDING
      -------------------------------------------------
                       DECEMBER 31,       SEPTEMBER 30,
                           1997               1998
                       ------------       -------------
                                           (unaudited)
      1998             $  237,736
      1999                243,680            247,724
      2000                249,772            253,917
      2001                256,016            260,265
      2002                262,417            266,772
      2003                268,977            273,441
      Thereafter        1,094,344          1,214,366
                       ----------         ----------
                       $2,612,942         $2,516,485
                       ==========         ==========

6.  INCOME TAXES:

The Company has adopted Statement of Financial Accounting Standards No. 109 (SFAS No. 109). The primary objective of SFAS No. 109 is to recognize deferred tax assets and liabilities for the expected future tax consequences of existing differences between the financial reporting and tax reporting basis of assets and liabilities, and of net operating loss and tax credit carryforwards for tax purposes.

Deferred tax assets and liabilities arise from net operating loss carryforwards and temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. The Company's primary differences relate to the reporting of certain reserves and expenses that are capitalized for income tax purposes.

Under SFAS No. 109, a deferred tax asset is established for the complete amount of tax benefits available in future periods from the assumed realization of tax net operating loss carryforwards. In addition, a deferred tax asset or liability is established for the complete amount of tax benefits or liabilities from the assumed effect of temporary differences. A valuation allowance is established to adjust the deferred asset to its estimated net realizable value. The components of the net deferred tax assets and liabilities as of December 31, 1997, and September 30, 1998, were as follows:


                                                                DECEMBER 31,
                                                                   1997
                                                                -----------

Deferred tax assets-
    Net operating loss carryforwards                              $50,000
    Temporary differences                                          18,000
                                                                  -------
                                                                   68,000
    Less - Valuation allowance                                    (24,260)
                                                                  -------
                                                                  $43,740
                                                                  =======
Deferred tax liabilities related to temporary
    differences                                                   $(8,000)
                                                                  =======

The Company's 1998 income tax provision differs from the amount computed by applying the federal statutory rate to income before income taxes, due primarily to the impact of permanent differences between book and taxable income and the impact of state income taxes.

As of December 31, 1997, the Company had available approximately $50,000 of net operating loss carryforwards for federal income tax reporting purposes which will expire in 2010. Due to the change in ownership occurring upon the issuance of convertible preferred stock in July 1994, the Company's ability to utilize such loss carryforwards in any one year generated prior to the change in ownership is limited. This annual limitation is equal to the value of the Company prior to the redemption multiplied by an interest rate determined by the Internal Revenue Service. To the extent that the Company is unable to utilize any of the net operating loss prior to the change in ownership, in a given year due to insufficient taxable income, that year's annual limitation may be carried forward to increase the subsequent year's limitation.

Under SFAS No. 109, the criteria for recording a deferred tax asset is "more likely than not" that such an asset will be realized. Since there are certain limitations on the utilization of the above net operating loss carryforwards in future years, management provided a valuation allowance for the above deferred tax asset generated by the net operating loss carryforward.

7.  SERIES A CONVERTIBLE PREFERRED STOCK:

The Company has authorized 1,256,481 shares of Series A convertible preferred stock. In 1994, the Company changed its preferred stock from no par to $.001 par value per share along with various other rights.

The terms of the Series A convertible preferred stock (Series A shares) include, among other things, the following, as defined in the Series A preferred stock purchase agreement:


     - The Series A shares are entitled to cumulative dividends, when and if declared by the Board of Directors from and after July 8, 1995. Dividends when and if declared will be calculated at an annual rate of approximately $.08 per share. As of December 31, 1997, the Company had accrued $257,000 of cumulative dividends due to preferred stockholders. In September 1998, the Company paid in full all accrued dividends due to preferred stockholders in the amount of approximately $333,000.

     - The Series A shares are entitled to a liquidation preference, as defined by the certificate of incorporation. This amount is payable prior to and in preference of any distribution on common stock. The liquidation preference was approximately $3,003,000 at September 30, 1998.

     -   Each Series A share issued and outstanding has the right to vote, as
         defined.   The number of votes correspond to the number of shares of
         common stock into which the shares would be convertible.

     - Each share is convertible into one share of common stock at any time at the option of its holder or automatically upon the closing of the sale of the Company's common stock in a firm commitment or underwritten public offering of the Company's securities resulting in net proceeds of not less than $7,000,000 (see Note 10). The conversion ratio is subject to adjustment, as defined.

     - Holders of the shares have the right of first participation to purchase up to its pro rata share, as defined, of all new securities which the Company proposes to sell and issue.

     - At any time after June 15, 1999, each preferred stockholder shall have the option to put all or any portion of its Series A shares to the Company, and the Company shall thereby be obligated to purchase said shares. The purchase price for the shares of preferred stock is based pro rata upon the higher of a multiple of earnings or the appraised value of the Company as defined. Due to the volatility of the Company's operations since its inception, the Company was not able to reasonably estimate the put price of such Series A preferred stock.

8.  COMMON STOCK AND STOCK PLAN:

In 1994, the Company adopted a stock option plan (the Plan) which authorizes the issuance of options to purchase shares of common stock. The Company applies APB Opinion No. 25 and related interpretations in accounting for the Plan. The fair value of options granted in 1997 was equal to the exercise price at the date of grant. Accordingly, no compensation cost has been recorded. Had compensation cost for the Plan been determined based on the fair value of options at the grant dates consistent with the method of SFAS No. 123, the effect on net income in 1997 would not be material. Options issued under the Plan vest over a five-year period and may be exercised within 10 years of the grant date. In 1996, the Board of Directors authorized an additional 70,000 shares available for grant under the Plan. As of December 31, 1997, all but 70,000 available shares had been granted.

The following table summarizes the activity under the Plan:

                                                   OPTIONS            EXERCISE
                                                 OUTSTANDING        PRICE RANGE
                                                 -----------        -----------
     Balances, December 31, 1997                    639,000         $.12 -  .20
         Granted (unaudited)                         50,000             .20
         Exercised (unaudited)                     (689,000)         .12 -  .20
         Forfeited (unaudited)                            0             .20
                                                  ---------         -----------
     Balances, September 30, 1998 (unaudited)             0         $.12 - $.20
                                                  =========         ===========

In 1997, 606,000 options were exercised. In lieu of cash proceeds, a promissory note of $75,600 was issued to the Company and netted against common stock and additional paid in capital at December 31, 1997. The promissory note was paid in 1998 and the equity accounts were adjusted accordingly to reflect the net proceeds related to the options exercised.
In 1998, the Company accelerated the vesting of all outstanding options, including those granted in the current year. All outstanding options were exercised prior to September 30, 1998, resulting in net proceeds of $93,400.

The Company has reserved common stock in connection with the following:

                                                DECEMBER 31,      SEPTEMBER 30,
                                                   1997               1998
                                                ------------      -------------
     Conversion of preferred stock               1,256,481         1,256,481
     Employee stock option plan                    639,000                 0
                                                 ---------         ---------
                                                 1,895,481         1,256,481
                                                 =========         =========

9.  BENEFIT PLANS:

On January 1, 1996, the Company established a defined contribution 401(k) plan that covers all eligible employees. The plan provides for the Company to match voluntary employee contributions at a rate of 50%. The maximum employee contribution the Company will match is 4% which equates to a maximum of 2% of annual compensation. Such matching rate can be changed at the Company's discretion. All contributions by the Company are funded currently and vest over four years. All employee contributions are immediately vested. Company matching contributions to the plan were $29,319 for the year ended December 31, 1997, and $20,762 and $25,248 for the nine months ended September 30, 1997 and 1998, respectively (unaudited).

10.  SUBSEQUENT EVENT:

On January 29, 1999, the Company completed the sale of all of its outstanding common stock to Integrated Electrical Services (IES). Concurrent with the sale transaction, all outstanding Series A preferred stock was converted into common stock consistent with the terms of the Series A preferred stock purchase agreement (Note 7). The sale proceeds were distributed to stockholders in accordance with the aforementioned agreement.

                      INTEGRATED ELECTRICAL SERVICES, INC.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                              BASIS OF PRESENTATION

         The following unaudited pro forma financial statements give effect to
(i) the acquisitions by Integrated Electrical Services, Inc. ("IES"), of 16 companies and related entities engaged in all facets of electrical contracting and maintenance services on January 30, 1998 (together, the "Founding Companies"), and related transactions, (ii) the acquisitions of 32 additional electrical contracting and maintenance businesses from April 1998 through January 31, 1999 (the "Acquired Companies") and (iii) the issuance in January 1999, of Senior Subordinated Notes due 2009 (the "Notes") and the application of the net proceeds therefrom. The unaudited pro forma balance sheet reflects the acquisition of 11 of the Acquired Companies which were acquired subsequent to September 30, 1998 (the "Fiscal 1999 Acquisitions"), and the issuance of the Notes and the application of the net proceeds therefrom as if they had occurred on September 30, 1998. The unaudited pro forma combined statements of operations present the statement of operations data from the consolidated financial statements of IES for the fiscal year ended September 30, 1998, combined with the pre-acquisition results of operations for the Founding Companies and the Acquired Companies and give effect to the pro forma adjustments related to these transactions as if they had occurred on October 1, 1997.

         IES has analyzed the savings that it expects to realize from reductions in salaries, bonuses and certain benefits to the owners. To the extent the owners of the Founding Companies and the Acquired Companies have contractually agreed to changes in salary, bonuses, benefits and lease payments, these changes have been reflected in the unaudited pro forma combined statement of operations.

         Certain pro forma adjustments are based on preliminary estimates, available information and certain assumptions that Company management deems appropriate and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what IES's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates and are not necessarily representative of IES's financial position or results of operations for any future period. Since the acquired entities were not under common control or management prior to their acquisition by IES, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto included in IES's Annual Report on Form 10-K for the fiscal year ended September 30, 1998.

                      INTEGRATED ELECTRICAL SERVICES, INC.

                        UNAUDITED PRO FORMA BALANCE SHEET
                               SEPTEMBER 30, 1998
                                 (IN THOUSANDS)



                                                        IES AND      FISCAL 1999      PRO FORMA      OFFERING        PRO FORMA
                                                      SUBSIDIARIES   ACQUISITIONS    ADJUSTMENTS    ADJUSTMENT      AS ADJUSTED
                                                      ------------   ------------    -----------    ----------      ----------
 ASSETS

 CURRENT ASSETS:
   Cash ..........................................     $   14,583     $    5,865     $  (34,521)     $   54,300      $   40,227
   Receivables, net ..............................        146,327         17,334           (414)             --         163,247
   Inventories, net ..............................          6,440          1,796            (10)             --           8,226
   Cost and estimated earnings in excess of
       billings on uncompleted contracts .........         12,502          3,223             --              --          15,725
   Prepaid expenses and other current assets .....          3,198          1,855             --              --           5,053
                                                       ----------     ----------     ----------      ----------      ----------
       Total current assets ......................        183,050         30,073        (34,945)         54,300         232,478
RECEIVABLES FROM RELATED PARTIES .................            142             --             --              --             142
GOODWILL, NET ....................................        293,066             --         46,494              --         339,560
PROPERTY AND EQUIPMENT, NET ......................         23,436          4,893             --              --          28,329
OTHER NONCURRENT ASSETS ..........................          2,774            295             --           5,000           8,069
                                                       ----------     ----------     ----------      ----------      ----------
       Total assets ..............................     $  502,468     $   35,261     $   11,549      $   59,300      $  608,578
                                                       ==========     ==========     ==========      ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Short-term debt and current
       maturities of long-term debt ..............     $    3,823     $    2,365     $   (2,365)     $       --      $    3,823
   Accounts payable and accrued expense ..........         69,225          7,987          1,233              --          78,445
   Billings in excess of costs and estimated
       earnings on uncompleted contracts .........         27,807          3,639             --              --          31,446
   Income taxes payable ..........................          6,686          3,015             --              --           9,701
   Other current liabilities .....................            489            874             --              --           1,363
                                                       ----------     ----------     ----------      ----------      ----------
      Total current liabilities ..................        108,030         17,880         (1,132)             --         124,778
                                                       ----------     ----------     ----------      ----------      ----------
LONG-TERM BANK DEBT ..............................         89,500             --             --         (89,500)             --
OTHER LONG-TERM DEBT, NET ........................            854            886           (886)             --             854
SENIOR SUBORDINATED NOTES,
   net of $1,200 discount ........................             --             --             --         148,800         148,800
OTHER NON-CURRENT LIABILITIES ....................          1,380             --             --              --           1,380
                                                       ----------     ----------     ----------      ----------      ----------
      Total liabilities ..........................        199,764         18,766         (2,018)         59,300         275,812
STOCKHOLDERS' EQUITY:
   Preferred stock ...............................             --          1,099         (1,099)             --              --
   Common stock ..................................            281            926           (926)             --             281
   Restricted common stock .......................             27             --             --              --              27
   Additional paid-in capital ....................        291,650            205         29,857              --         321,712
   Retained earnings .............................         10,746         14,265        (14,265)             --          10,746
                                                       ----------     ----------     ----------      ----------      ----------
      Total stockholders' equity .................        302,704         16,495         13,567              --         332,766
                                                       ----------     ----------     ----------      ----------      ----------
   Total liabilities and stockholders' equity ....     $  502,468     $   35,261     $   11,549      $   59,300      $  608,578
                                                       ==========     ==========     ==========      ==========      ==========

                      INTEGRATED ELECTRICAL SERVICES, INC.

                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED SEPTEMBER 30, 1998
                                 (IN THOUSANDS)



                                   IES AND      FISCAL 1998     FISCAL 1999      PRO FORMA       OFFERING         PRO FORMA
                                SUBSIDIARIES    ACQUISITIONS    ACQUISITIONS    ADJUSTMENTS     ADJUSTMENTS      AS ADJUSTED
                                ------------    ------------    ------------    ------------    ------------    ------------

REVENUES .....................  $    386,721    $    363,728    $    105,651    $         --    $         --    $    856,100
COST OF SERVICES .............       306,052         295,349          82,286            (564)             --         683,123
                                ------------    ------------    ------------    ------------    ------------    ------------
   GROSS PROFIT ..............        80,669          68,379          23,365             564              --         172,977
SELLING, GENERAL, AND
   ADMINISTRATIVE EXPENSES ...        47,390          62,621          16,039         (35,819)             --          90,231
NON-CASH,  NON-RECURRING
   COMPENSATION CHARGE .......        17,036              --              --         (17,036)             --              --
GOODWILL AMORTIZATION ........         3,212              --              --           5,357              --           8,569
                                ------------    ------------    ------------    ------------    ------------    ------------
   INCOME FROM OPERATIONS ....        13,031           5,758           7,326          48,062              --          74,177
OTHER INCOME (EXPENSE):
   Interest expense ..........        (1,161)             --            (141)         (2,951)        (11,237)        (15,490)
   Interest income ...........           433             730             268          (1,133)             --             298
   Other, net ................           335             404             (34)           (462)             --             243
                                ------------    ------------    ------------    ------------    ------------    ------------
OTHER INCOME (EXPENSE), NET ..          (393)          1,134              93          (4,546)        (11,237)        (14,949)
INCOME BEFORE INCOME TAXES ...        12,638           6,892           7,419          43,516         (11,237)         59,228
PROVISION FOR INCOME TAXES ...        12,690           5,473           1,871          10,030          (4,326)         25,738
                                ------------    ------------    ------------    ------------    ------------    ------------

NET INCOME (LOSS) ............  $        (52)   $      1,419    $      5,548    $     33,486    $     (6,911)   $     33,490
                                ============    ============    ============    ============    ============    ============

EARNING (LOSS) PER SHARE -
          BASIC -               $         --                                                                    $       1.03
                                ============                                                                    ============
          DILUTED -             $         --                                                                    $       1.01
                                ============                                                                    ============
SHARES USED IN THE
   COMPUTATION OF
   EARNINGS (LOSS)
   PER SHARE
          BASIC -                 19,753,060                                                                      32,630,538
                                ============                                                                    ============
          DILUTED -               19,753,060                                                                      33,030,371
                                ============                                                                    ============

                      INTEGRATED ELECTRICAL SERVICES, INC.

                NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS


1.       UNAUDITED PRO FORMA BALANCE SHEET:

         The Pro Forma Adjustments reflects the acquisition of 11 of the Fiscal 1999 Acquisitions which were acquired subsequent to September 30, 1998, and the application of the cash proceeds from the issuance of the Notes, net of estimated offering costs of $5.0 million, to reduce amounts outstanding under the Credit Facility.

2.       UNAUDITED PRO FORMA STATEMENT OF OPERATIONS:

         The Unaudited Pro Forma Statement of Operations for the year ended September 30, 1998 for IES and Subsidiaries reflects the historical results of Houston-Stafford Electric, Inc. ("Houston-Stafford") as the accounting acquirer (restated for the effect of an acquisition accounted for as a pooling-of-interest combined) the other Founding Companies beginning February 1, 1998, and the Acquired Companies beginning on their respective dates of acquisition.

         The Fiscal 1998 Acquisitions reflects the historical results of the Founding Companies other than Houston-Stafford for the period prior to February 1, 1998, and the Acquired Companies through their date of acquisition. The Fiscal 1999 Acquisitions reflects the historical results of operations for 1998 of the 12 Acquired Companies which were acquired subsequent to September 30, 1998.

         The following table summarizes the Pro Forma Adjustments (in thousands):


                                                                    ADJUSTMENTS
                                                   --------------------------------------------------      PRO FORMA
                                                     (a)           (b)           (c)           (d)        ADJUSTMENTS
                                                   --------      --------      --------      --------     -----------
Cost of services ...............................   $   (564)     $     --      $     --      $     --      $   (564)
Selling, general and administrative expenses ...    (35,819)           --            --            --       (35,819)
Non-cash, non-recurring compensation charge ....    (17,036)           --            --            --       (17,036)
Goodwill amortization ..........................         --         5,357            --            --         5,357
                                                   --------      --------      --------      --------      --------
   Income (loss) from operations ...............     53,419        (5,357)           --            --        48,062
Other income (expense):
   Interest expense ............................         --            --        (2,951)           --        (2,951)
   Interest income .............................         --            --        (1,133)           --        (1,133)
   Other, net ..................................         --           316          (778)           --          (462)
                                                   --------      --------      --------      --------      --------
   Other income (expense), net .................         --           316        (4,862)           --        (4,546)
                                                   --------      --------      --------      --------      --------
   Income (loss) before income taxes ...........     53,419        (5,041)       (4,862)           --        43,516
Provision for income taxes .....................         --            --            --        10,030        10,030
                                                   --------      --------      --------      --------      --------
Net income (loss) ..............................   $ 53,419      $ (5,041)     $ (4,862)     $(10,030)     $ 33,486
                                                   ========      ========      ========      ========      ========


(a) Reflects the reduction in salaries, bonuses and benefits and lease payments to the owners of the Founding Companies and the Acquired Companies. These reductions in salaries, bonuses and benefits and lease payments have been agreed to in accordance with the terms of employment agreements executed as part of the acquisitions. Such employment agreements are primarily for five years, contain restrictions related to competition and provide severance for termination of employment in certain circumstances. Also, includes the reversal of the $17.0 million non-cash, non-recurring compensation charge in connection with the acquisition of the Founding Companies.

                      INTEGRATED ELECTRICAL SERVICES, INC.

                NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS


(b) Reflects the amortization of goodwill recorded as a result of these acquisitions over a 40-year estimated life, as well as a reduction in historical minority interest expense attributable to minority interests that were acquired as part of the related acquisitions.

(c) Reflects additional interest expense on borrowings to fund the cash portion of the consideration paid, net of reduction of interest expense attributable to historical debt repaid using proceeds from the Company's initial public offering or transferred to the owners of the Founding Companies. The additional interest expense was calculated utilizing an assumed annual effective interest rate of approximately 7.5%. Also, reflects elimination of interest income recognized by the Founding Companies and the Acquired Companies.

(d) Reflects the incremental provision for federal and state income taxes at a 38.5% overall tax rate, before non-deductible goodwill and other permanent items, related to the other statements of operations adjustments and for income taxes on the pretax income of acquired companies that have historically elected S Corporation tax status.

         The Offering Adjustments reflect the incremental interest expense of $10.3 million using an interest rate of 9.375%, amortization of deferred financing cost and amortization of the note discount of $0.5 million and $0.1 million, respectively, incurred as a result of the issuance of the notes and incremental amortization of deferred financing cost of $0.3 million related to the Credit Facility. Additionally, reflects the incremental provision for federal and state income taxes at an assumed effective tax rate of 38.5% for the offering adjustments.

ITEM 7. EXHIBITS.

         (c)  Exhibits.

                  23.1 Consent of Hertzbach & Company P.A.
                  23.2 Consent of KPMG Peat Marwick LLP
                  23.3 Consent of Peck & Kopacek, P.C.
                  23.4 Consent of Arthur Andersen LLP

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          INTEGRATED ELECTRICAL SERVICES, INC.
                                                By: /s/ JOHN F. WOMBWELL
                                                        JOHN F. WOMBWELL
                                                        SENIOR VICE PRESIDENT
                                                          AND GENERAL COUNSEL

Dated: February 4, 1999

                                 EXHIBIT INDEX


 Exhibit                 Description
 -------                 -----------

  23.1         Consent of Hertzbach & Company P.A.
  23.2         Consent of KPMG Peat Marwick LLP
  23.3         Consent of Peck & Kopacek, P.C.
  23.4         Consent of Arthur Andersen LLP